Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Dan Kubera
Director - Media Relations and Corporate Communications
Phone:	(847) 735-4617

BRUNSWICK ANNOUNCES COST-REDUCTION ACTIONS

LAKE FOREST, Ill. Nov. 9, 2006 - Brunswick Corporation (NYSE: BC) announced today that it is taking a series of actions to cut costs, better utilize overall capacity and improve general operating efficiencies.
“Given current market conditions, we have planned for flat to declining production volumes in 2007. With that assumption, we must take appropriate actions to cut costs and capitalize on the productivity improvements we are realizing. This will create headroom in our cost structure so that we can continue to invest in strategic initiatives critical to achieving our long-term objectives and to help mitigate the effect of inflation on our costs,” explained Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “We have undertaken a review of our manufacturing footprint as well as carefully scrutinized all processes and activities throughout our organization with an eye toward not only how we perform our tasks, but the benefit of the tasks performed. We are taking advantage of the more productive work processes we have introduced and employed in the past few years, along with ongoing integration efforts, to improve operations across the entire organization.”
“Our cost-reduction efforts include consolidating certain boat manufacturing facilities, sales offices and distribution warehouses, and making reductions in our global work force. In recent years, a large part of our strategic focus in marine has been to acquire a wide selection of products and services that will enable our dealers to provide unmatched customer service to virtually every type of boater,” McCoy added. “This included buying boat brands and establishing the industry’s leading and most efficient boat parts and accessories (P&A) business. Now with the domestic acquisition phase largely complete and our integration efforts well under way, we are increasingly turning our attention toward how to best manage and employ the assets we have assembled to provide high-quality, innovative products at competitive prices.”
The consolidation of boat production will affect Lund-Canada in Steinbach, Manitoba, and US Marine in Cumberland, Md. Lund boat manufacturing will be transferred to its plant in New York Mills, Minn., with Lund-Canada’s sales, marketing and customer service functions remaining in Steinbach. US Marine will transfer production of certain Bayliner runabouts from one of its two Cumberland, Md., plants to its operations in Pipestone, Minn. Cumberland’s remaining plant will continue to produce Trophy boats. A phased shutdown of the Steinbach and Cumberland facilities will commence in the current quarter and be completed in 2007.
“In addition to the boat plant closures, we will be realigning distribution for our bowling products business, streamlining some sales operations and eliminating select positions throughout our company; cutting across all functions and all levels. All of these actions combined will result in a reduction of 430 hourly and salaried production employees and 215 salaried positions in various corporate and division staff functions out of the company’s worldwide work force of 28,500. The work force reductions will take place between now and the middle of next year,” McCoy added.
The company said that severance, asset write-downs and other costs associated with the plant closures and distribution realignment will reduce operating earnings by approximately $25 million to $28 million. Approximately 80 percent of these costs will affect the fourth quarter of 2006, with the balance being recognized in 2007. The company’s previously announced 2006 earnings estimate of $2.40 to $2.46 per share does not include any expenses associated with these cost-reduction efforts. The company added that anticipated savings of approximately $26 million in 2007 due to these actions will support continued investments in strategic initiatives as well as to help offset the effect of inflation on wages, benefits, insurance and health care costs, and higher material, energy and other operating expenses expected next year.
“As we look ahead, we will continue to identify additional opportunities, and take the appropriate actions, to ensure that we operate our business as efficiently as possible, while building long-term value in the company during a period of weak market conditions for marine products,” McCoy added.

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; competition in the consumer electronics markets; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the ability to successfully complete announced divestitures; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.